EXHIBIT 10.1

Berkshire Hathaway Inc. 3555 Farnam Street Suite 1440 Omaha, Nebraska 68131

May 6, 2019

American Express Company
200 Vesey Street
New York, New York  10285

Attention: Stephen J. Squeri
      Chairman and Chief Executive Officer

Dear Mr. Squeri:
We refer to (i) the Letter Agreement dated February 27, 1995, as amended on September 8, 2000 and January 29, 2018 (as amended, the "February 1995 Agreement"), between Berkshire Hathaway Inc., on behalf of itself and its subsidiaries (collectively, "Berkshire"), and American Express Company ("American Express") related to Berkshire's ownership of American Express voting securities, and (ii) the Letter Agreement dated July 20, 1995 (the "July 1995 Agreement" and, together with the February 1995 Agreement, the "1995 Agreements") related to certain obligations in connection with certain commitments Berkshire made to the Board of Governors of the Federal Reserve System (the "Federal Reserve").

As you know, since the time we entered into the 1995 Agreements, Berkshire's beneficial ownership of American Express' common stock, expressed as a percentage of the outstanding shares of such stock, has increased, principally due to common stock repurchases by American Express ("Share Repurchases"). In addition, Berkshire has amended and restated its commitments to the Federal Reserve in the form of Annex A hereto (as amended and restated, the "Passivity Commitments"). Accordingly, we wish to amend and restate the provisions of the 1995 Agreements in their entirety as follows:
1.	For so long as Berkshire shall beneficially own 5 percent or more of the outstanding voting securities of American Express:
a.
Berkshire will not dispose of any shares of voting securities of American Express without the prior consent of American Express (i) to any person if Berkshire knows that such person seeks to change control of American Express in any manner; or (ii) to any person whom Berkshire knows (1) has made a filing with the U.S. Securities and Exchange Commission or other federal agency with respect to the ownership of more than 5 percent of American Express' voting securities, or (2) would be required to do so as a result of the purchase from Berkshire; or (iii) in an amount of more than 5 percent of American Express' voting securities in any single transaction; provided, however, that notwithstanding the above, Berkshire may dispose of American Express voting securities in the following circumstances: (v) in a sale between Berkshire Hathaway Inc. and a subsidiary company or between two subsidiary companies of Berkshire Hathaway Inc.; or (w) in a sale by Berkshire to American Express or a subsidiary thereof; or (x) in a tender or exchange offer for American Express voting securities approved or not opposed by the Board of Directors of American Express; or (y) in connection with the acquisition of all of the stock of American Express (including by way of merger, consolidation, business combination or otherwise) by a company unaffiliated with Berkshire; or (z) in a widespread public distribution effected on a stock exchange or otherwise (which may include a sale to one or more broker-dealers acting as market makers or otherwise intending to resell the shares sold to it or them in accordance with its or their normal business practices), so long as Berkshire does not knowingly violate subsections (i), (ii) or (iii) above.

b.
For so long as Stephen Squeri is Chief Executive Officer of American Express, Berkshire shall vote, or cause to be voted, voting securities of American Express now or hereafter beneficially owned by it, at any and all meetings of the shareholders of American Express and any adjournments thereof, or in any written consent solicitation or similar situation in which the voting rights associated with securities of American Express may be exercised, in accordance with the recommendation of the Board of Directors of American Express (if such recommendation is made) with respect to every matter upon which a vote is taken or consent solicited; provided, however, that this provision shall not apply to the portion, if any, of such voting securities comprising in excess of 17 percent of the outstanding shares of common stock of American Express, determined on the basis of the number of such shares set forth on the front cover of American Express' most recent quarterly or annual report filed with the U.S. Securities and Exchange Commission.

2.	For so long as Berkshire shall beneficially own 10 percent or more of the outstanding voting securities of American Express:
a.
Berkshire shall comply with the Passivity Commitments in all respects and will not directly or indirectly take or propose any action or enter into any relationship that conflicts with or contravenes the Passivity Commitments. If Berkshire proposes to take an action or enter into a relationship and either party is concerned as to whether the action or relationship is permitted under the terms of the Passivity Commitments, Berkshire and American Express will discuss the matter and Berkshire will not take such action or enter into such relationship unless both parties agree that it is in accordance with the Passivity Commitments.

b.
Berkshire shall notify American Express immediately upon learning that the Federal Reserve has initiated or may initiate a proceeding under the Bank Holding Company Act or the Change in Bank Control Act in connection with or related to the Passivity Commitments or Berkshire's ownership of American Express shares, and Berkshire shall immediately inform American Express of any communications from the Federal Reserve, the Office of the Comptroller of the Currency, the State of New York Department of Financial Services or any other federal or state financial services regulator with jurisdiction over American Express and its affiliates to Berkshire in connection with or related to the Passivity Commitments or Berkshire's investment in American Express.

c.
American Express, upon periodically receiving information from Berkshire as to the entities that are subsidiaries of Berkshire, will not knowingly enter into any relationship or transaction with such entities that will cause Berkshire to be in violation of sections 11(b) or (c) of the Passivity Commitments.

3.
In consideration of the foregoing commitments by Berkshire, American Express represents and warrants that its Board of Directors has approved, for purposes of Section 912 of the New York Business Corporation Law, the beneficial ownership by each of Berkshire and any person that is an "affiliate" or "associate" (in each case within the meaning of Section 912) of Berkshire (including, for the avoidance of doubt, Warren E. Buffett) of 20 percent or more of the outstanding voting stock of American Express.

The parties acknowledge and agree that a breach of this letter agreement may cause irreparable injury to the non-breaching party for which there is no adequate remedy at law and that the non-breaching party therefore shall be entitled to specific performance, injunctive and other equitable relief in such event in addition to all other legal rights and remedies. In the event that any provision of this letter agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect, such provision shall be deemed rewritten to effectuate the intent of the parties to the greatest extent possible without being invalid, illegal or unenforceable, and no other term of this letter agreement shall be in any way affected thereby.
This letter agreement shall be governed by the internal laws of New York without regard to its conflicts of law principles.
This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Except as otherwise expressly set forth herein, this letter agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements (including, without limitation, the 1995 Agreements) or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. No modification, amendment, supplement to or waiver of this letter agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties. No failure or delay of either party to this letter agreement to exercise any right granted it or to enforce any obligation of the other party at any time shall in any way be construed to be a waiver of such right or obligation, and no waiver of any right or obligation in any instance shall constitute a waiver of such right or obligation in any other instance.
This letter agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, together, will constitute one and the same instrument.
If this letter agreement meets with your approval, please countersign it where indicated below and return it to me.

Very truly yours,

BERKSHIRE HATHAWAY INC.

By /s/ Warren E. Buffett
Warren E. Buffett
Chairman and Chief Executive Officer

Accepted and agreed:

AMERICAN EXPRESS COMPANY

By /s/ Stephen J. Squeri
Stephen J. Squeri
Chairman and Chief Executive Officer

Annex A
A.
Berkshire Hathaway Inc., Omaha, Nebraska, and its subsidiaries and affiliates[1] (collectively, "Berkshire Hathaway"), will not, without the prior approval of the Board or its staff, directly or indirectly:

1.	Exercise or attempt to exercise a controlling influence over the management or policies of American Express Company, New York, New York ("American Express"), or any of its subsidiaries;
2.
a) So long as Berkshire Hathaway owns, controls, or holds with power to vote 15 percent or more of any class of voting securities of American Express, seek or accept representation on the board of directors of American Express or any of its subsidiaries; provided, however, that so long as Berkshire Hathaway owns, controls, or holds with power to vote less than l5 percent of any class of voting securities of American Express, Berkshire Hathaway shall be permitted to have one director representative on the board of directors of American Express or any of its subsidiaries;

b) Permit any representative of Berkshire Hathaway who serves on the board of directors of American Express or any of its subsidiaries, pursuant to commitment A.2.a above, to serve:
i. as the chairman of the board of directors of American Express or any of its subsidiaries;
ii. as the chairman of any committee of the board of directors of American Express or any of its subsidiaries;
iii. as a member of any committee of the board of directors of American Express or any of its subsidiaries if the Berkshire Hathaway representative occupies more than 25 percent of the seats on the committee;
iv. as a member of any committee that has the authority or practical ability to unilaterally make (or block the making of) policy or other decisions that bind the board or management of American Express or any of its subsidiaries;

1  For purposes of these commitments, "subsidiaries and affiliates" does not include The Kraft Heinz Company, USG Corporation or DaVita Inc.

i

3.	Have or seek to have any employee or representative of Berkshire Hathaway serve as an officer, agent, or employee of American Express or any of its subsidiaries;
4.	Take any action that would cause American Express or any of its subsidiaries to become a subsidiary of Berkshire Hathaway;
5.
Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of Berkshire Hathaway Inc., own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of American Express or any of its subsidiaries; provided that Berkshire Hathaway shall not allow its percentage ownership of any class of American Express voting securities to exceed 17 percent except as a result of stock repurchases by American Express;

6.
Own or control equity interests that would result in the combined voting and nonvoting equity interests of Berkshire Hathaway Inc., and its officers and directors to equal or exceed 25 percent of the total equity capital of American Express or any of its subsidiaries, except that, if Berkshire Hathaway Inc., and its officers and directors own, control, or hold with the power to vote less than 15 percent of the outstanding shares of any class of voting securities of American Express, Berkshire Hathaway Inc., and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of American Express or any of its subsidiaries;

7.	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of American Express or any of its subsidiaries;
8.
Enter into any agreement with American Express or any of its subsidiaries that substantially limits the discretion of American Express's management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

9.
Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of American Express or any of its subsidiaries (except to the extent that a representative on the board of directors as permitted by commitment A.2.a above is deemed to be part of the solicitation made by the American Express board);

10.
Dispose or threaten to dispose (explicitly or implicitly) of equity interests of American Express or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by American Express or any of its subsidiaries; or

11.	With regard to its banking and nonbanking relationships with American Express or its subsidiaries:
a)
initiate any policy or directive mandating that any Berkshire Hathaway subsidiary favor American Express to the exclusion of any competing entity, except as such may be the result of generic policies favoring best price, service, or similar attributes of business relationships;

b)
enter into any banking or nonbanking transactions with American Express or any of its subsidiaries, except for transactions that are in the ordinary course, at arm's length, and do not, in the aggregate, result in:

i)
credit exposure to American Express in respect of indebtedness for borrowed money greater than the larger of $200 million or 0.1 percent of Berkshire Hathaway's total assets, as reported in Berkshire Hathaway's most recent Form 10-Q or Form 10-K, as the case may be, filed with the U.S. Securities and Exchange Commission ("SEC"), or

ii)
revenue for American Express (excluding revenue generated from Berkshire Hathaway or its subsidiaries accepting American Express cards for customer payments) in respect of any fiscal year greater than the larger of $20 million or 0.1 percent of American Express's annual total revenue for the prior fiscal year, as reported in American Express's Form 10-K for such prior fiscal year filed with the SEC; or

c)
enter into any joint ventures or other profit sharing or similar arrangements under which the compensation to either Berkshire Hathaway or American Express is measured by the profitability of the service being offered or of the enterprise in which such service is being used.

ii

B.  Berkshire Hathaway will not dispose of any shares of voting securities of American Express:
1.	to any person if Berkshire Hathaway knows that such person seeks to change control of American Express in any manner; or
2.
to any person whom Berkshire Hathaway knows (x) has made a filing with the SEC or other federal agency with respect to the ownership of more than 5 percent of American Express's voting securities, or (y) would be required to do so as a result of the purchase from Berkshire Hathaway; or

3.	in an amount of more than 5 percent of American Express's voting securities in any single transaction;
provided that notwithstanding commitments B.1 through B.3 above, Berkshire Hathaway may dispose of American Express voting securities in the following circumstances:
i.	in a sale between Berkshire Hathaway and a subsidiary company or between two subsidiary companies of Berkshire Hathaway; or
ii.	in a sale by Berkshire Hathaway to American Express or a subsidiary thereof; or
iii.	in a tender or exchange offer for American Express voting securities approved or not opposed by the board of directors of American Express; or
iv.
in connection with the acquisition of all of the stock of American Express (including by way of merger, consolidation, business combination or otherwise) by a company unaffiliated with Berkshire Hathaway; or

v.
in a widespread public distribution effected on a stock exchange or otherwise (which may include a sale to one or more broker-dealers acting as market makers or otherwise intending to resell the shares sold to it or them in accordance with its or their normal business practices), so long as Berkshire Hathaway does not knowingly violate paragraphs B.1 through B.3 above.

The terms used in these commitments have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act of 1978, as amended, and the Board's Regulation Y, except for the term "arm's length," which shall be defined by reference to section 23B(a)(1) of the Federal Reserve Act.

iii